Exhibit 99.1

News Release
NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Announces the Retirement of John C. Orr,

President and CEO, effective December 31, 2015

July 23, 2015, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) announced today that the Company’s President and CEO, John C. Orr, has decided to retire as an officer effective December 31, 2015. The Board of Directors has engaged DHR International, Inc. to conduct a search for a successor. The announcement today guarantees adequate time to find the optimal candidate who has the skills to continue the success of the Company. Mr. Orr will work with the Board to select the best qualified successor and to ensure an orderly transition of the management of the Company.

Mr. Orr, hired by Myers Industries, Inc. in 2000 as part of the Company’s succession strategy, became President and CEO in 2005. As CEO he effected the transformation of the Company’s operations, including a systematic execution of strategic plans to consolidate the business portfolio of disparate businesses into today’s two major operating segments: Distribution and Material Handling. During Mr. Orr’s CEO tenure the Company developed a significant manufacturing presence in Brazil and modernized the legacy Distribution business that started the Company in 1933.

Mr. Orr said, “Myers has a great future, and it’s important to me to work with the Board to find a top rate replacement and to insure an orderly transition. By announcing today, we have time to successfully accomplish this task.”

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.